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Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

June 4, 2002

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 4, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,109,018 shares of your Common Stock (the "Shares") under your Amended and Restated 1999 Stock Option Plan, 2002 Stock Option Plan, as amended, and the Gear.com, Inc. Restated 1998 Stock Option Plan (collectively, the "Option Programs"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Option Programs.

        It is our opinion that, when issued and sold in the manner described in the Option Programs and pursuant to the agreements which accompany each grant under the Option Programs, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI

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  Exhibit 5.1